Exhibit 99.1

The Hanover Comments on Fourth Quarter Results

WORCESTER, Mass., January 16, 2020 – The Hanover Insurance Group, Inc. (NYSE: THG) today announced it expects its fourth quarter non-catastrophe property losses to exceed expectations by approximately $20 million before taxes. The loss experience was driven primarily by non-catastrophe weather activity in homeowners, as well as large property losses in commercial multiple peril and certain specialty lines, reported in its other commercial lines business. These losses are expected to be partially offset by lower than expected catastrophe losses. Current accident year liability loss trends and overall prior-year reserve activity are anticipated to be in line with expectations.

Taking these factors into account, the company estimates its fourth quarter combined ratio to be in the range of 96.1% to 96.5%.

The Hanover’s fourth quarter results are expected to be announced after the market closes on Tuesday, February 4.

Forward-Looking Statements

The Hanover Insurance Group, Inc. (“the company”) estimates of elevated non-catastrophe weather and property losses, its expected catastrophe losses and current accident year liability trends and prior-year reserve activity are based on estimates and projections that are subject to revision. Such estimates are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. The company cautions investors that such forward-looking statements are estimates and/or projections which involve significant judgement and uncertainty and actual results could differ materially. Investors should consider the risks and uncertainties in the company’s business that may affect such estimates, including (i) the inherent difficulties in arriving at such estimates; (ii) variation in the company’s current estimates that may change as the company finalizes its financial results; and (iii) other risks and uncertainties that are discussed in readily available documents, including the company’s annual report on Form 10-K and other documents filed by The Hanover with the Securities and Exchange Commission, which are also available at hanover.com under “About Us – Investors.”

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contacts:
Investors:	Media:
Oksana Lukasheva	Michael F. Buckley	Abby M. Clark
(508) 855-2063	(508) 855-3099	(508) 855-3549
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com	Email: abclark@hanover.com